Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of July 13, 2009, by and between JACKSON HEWITT TAX SERVICE INC. (the “Company”) and HARRY W. BUCKLEY (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to serve the Company in such capacities, effective as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Period of Employment (as defined in Section III) and upon the terms and conditions provided in this Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

A. During the Period of Employment, the Executive will serve as the President and Chief Executive Officer of the Company and, subject to the direction of the Board of Directors of the Company (the “Board”), will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such positions, as well as perform such additional duties as may be prescribed from time to time by the Board. Without limiting the generality of the foregoing, the Executive’s duties as the President and Chief Executive Officer of the Company will include assisting the Board, or the appropriate committee thereof, in identifying, evaluating and recruiting the Executive’s successor. In addition, the Executive has been elected to serve as a member of the Board and will continue to serve in such capacity during the Period of Employment, subject to the Executive’s re-nomination and re-election to the Board. The Board, or the appropriate committee thereof, will re-nominate the Executive for re-election for additional terms of service on the Board during the Period of Employment. During the Period of Employment, the Executive shall not be entitled to any additional compensation for his service on the Board.

B. The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for the Company, except during customary vacation periods and periods of illness. The Executive will maintain a primary office and conduct his business in Parsippany, New Jersey, except for normal and reasonable business travel in connection with his duties hereunder, but the Executive shall not be required to move his principal residence to such location. Nothing contained in this

Agreement will prevent the Executive from serving on civic and charitable boards or from conducting his personal affairs.

C. The Executive will, in accordance with the Company’s policy and procedures and applicable law, give appropriate certifications with respect to the accuracy of the Company’s publicly-filed financial statements, as applicable.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (the “Period of Employment”) will begin on the date of this Agreement and end on June 4, 2011, subject to termination as provided in this Agreement.

SECTION IV

COMPENSATION AND BENEFITS

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an officer, director or committee member of the Company or any subsidiary or affiliate thereof, the Executive will be compensated as follows:

(i) Base Salary. The Company will pay the Executive a fixed base salary of not less than $500,000 per year (the “Base Salary”). From time to time, the Executive may be eligible to receive annual increases as the Company deems appropriate, in accordance with the Company’s customary policies and procedures regarding the salaries of executive officers. Base Salary will be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.

(ii) Annual Incentive Awards. The Executive will be eligible for discretionary annual incentive compensation awards. The Executive will be eligible to receive an annual bonus opportunity in respect of each fiscal year of the Company during the Period of Employment based upon a target bonus equal to no less than a specified percentage of the Executive’s then-current Base Salary during such fiscal year (the “Target Level”), which percentage shall be established by the Compensation Committee (the “Committee”) of the Board; provided, however, that such bonus will be subject to the attainment by the Company of applicable performance targets reasonably established and certified by the Board or the Committee. The performance targets may relate to such financial and/or business criteria of the Company and its subsidiaries or business units, as well as the Executive’s personal performance, as determined by the Board or the Committee in its sole discretion (each such annual bonus, an “Incentive Compensation Award”).

(iii) Long-Term Incentive Awards. At such times as the Board or the Committee determines to conduct annual or periodic grants of long term incentive awards to employees and officers of the Company, the Executive will be eligible to receive such grants, subject to the sole and complete discretion of the Board or the Committee, and upon such terms and conditions as determined by the Board or the Committee.

(iv) Additional Benefits.

(a) Other Compensation. The Executive will be entitled to participate in all other compensation and employee benefit plans or programs offered generally to employees of the Company and will generally receive all perquisites offered to similarly situated employees of the Company. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs and in accordance with the terms of such plans and programs.

(b) Signing Bonus. The Executive will receive a signing bonus of $100,000 payable as follows: (1) $50,000, less applicable withholding taxes, payable by the Company to Executive promptly upon the execution of this Agreement by both parties hereto; and (2) $50,000, less applicable withholding taxes, payable by the Company to Executive no later than thirty (30) days after the first anniversary of the date of this Agreement; provided, however, that the Company is obligated to make the payment referenced in subclause (2) of this paragraph only if the Executive continues to be employed by the Company pursuant to this Agreement on such anniversary date.

(c) Vacation, Holidays and Sick Leave. During the Period of Employment, the Executive will be entitled to paid vacation and paid holidays and sick leave in accordance with the Company’s standard policies for its officers.

SECTION V

BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

SECTION VI

DISABILITY

If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon thirty (30) days’ advance notice of termination to the Executive. The Company’s obligation to make payments to the Executive under this Agreement will cease as of such date of such termination, except for the payment of: (i) Base Salary and Incentive Compensation Awards earned but unpaid as of the date of such termination and (ii) a pro rata portion of the Incentive Compensation Award in respect of the fiscal year in which such termination occurs (paid at the Target Level), provided that all performance targets relating to such Incentive Compensation Award are attained, with such pro rata portion to be paid at such time or times as incentive compensation awards in respect of such fiscal year are payable by the Company to its other executive officers. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that is subject to vesting will become immediately and fully vested and exercisable and all such options, awards, incentives and compensation shall remain exercisable in accordance with the terms of the respective plans and/or agreements. For purposes of this Agreement, “Disabled” means the Executive’s inability to perform the Executive’s duties hereunder as a result of serious physical or mental illness or injury for a period of no less than sixty (60) days, together with a determination by an independent medical authority that the Executive is currently unable to perform such duties. Such medical authority shall be mutually and reasonably agreed upon by the Company and the Executive and such opinion shall be binding on the Company and the Executive.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and the Company’s obligation to make payments under this Agreement will cease as of the date of death, except for the payment of: (i) Base Salary and Incentive Compensation Awards earned but unpaid through the date of death and (ii) a pro rata portion of the Incentive Compensation Award in respect of the fiscal year in which death occurs (paid at the Target Level), provided that all performance targets relating to such Incentive Compensation Award are attained, with such pro rata portion to be paid at such time or times as incentive compensation awards in respect of such fiscal year are payable by the Company to its other executive officers. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that is subject to vesting will become immediately and fully vested and exercisable and all such options, awards, incentives and compensation shall remain exercisable in accordance with the terms of the respective plans and/or agreements. All such amounts will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A. Without Cause Termination; Constructive Discharge. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge (each as defined below), then the Company will pay the Executive (or the Executive’s surviving spouse, estate or personal representative, as applicable): (i) a lump sum cash payment equal to the aggregate Monthly Base Salary (as defined below) for the period (the “Continuation Period”) which is the longer of (a) the number of months remaining in the Guaranteed Payment Period (as defined below) as of the date of such termination and (b) six (6) months; (ii) any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination; and (iii) a pro rata portion of the Incentive Compensation Award in respect of the fiscal year in which such Without Cause Termination or Constructive Discharge occurs (paid at the Target Level), provided that all performance targets relating to such Incentive Compensation Award are attained. The amounts payable to the Executive by the Company pursuant to this Section VIII(A) shall be paid: (1) with respect to amounts set forth in Section VIII(A)(i) or (ii), no later than thirty (30) days after the Without Cause Termination or Constructive Discharge occurs and (2) with respect to amounts set forth in Section VIII(A)(iii), at such time or times as incentive compensation awards in respect of the fiscal year in which the Without Cause Termination or Constructive Discharge occurs are payable by the Company to its other executive officers. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that is subject to vesting will become immediately and fully vested and exercisable and all outstanding options, awards, incentives and compensation shall be extended and remain exercisable until the later of (a) December 31st of the year in which they would otherwise have expired or (b) the 15th day of the third month following the month in which they would have expired. Furthermore, upon such event, the Executive shall be entitled to continue coverage under all health and welfare plans for the Executive and members of the Executive’s immediate family, including medical and dental benefits, during the Continuation Period, with the Executive’s cost being no greater than the cost applicable to the Executive had the Executive been an active, full-time employee of the Company during such period.

B. Termination After a Change in Control. Notwithstanding anything herein to the contrary, if the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge during the six (6)-month period immediately following a Change in Control (as defined below), then the Company will pay the Executive (or the Executive’s surviving spouse, estate or personal representative, as applicable), no later than thirty (30) days after such Without Cause Termination or Constructive Discharge, a lump sum cash payment equal to the Executive’s then-current Base Salary, plus any and all Base Salary and Incentive Compensation Awards earned but unpaid through the date of such termination. In addition, upon such event, all of the Executive’s outstanding and unvested stock options and any other equity awards or other incentives or compensation that is subject to vesting will become immediately and fully vested and exercisable, and all outstanding options, awards, incentives and compensation shall be extended and remain exercisable until the later of (a) December 31st of the year in which they would otherwise have expired or (b) the 15th day of the third month following the month in which they would have expired. Furthermore, upon such event, the Executive shall be entitled to continue coverage under all health and welfare plans for the Executive and members of the Executive’s immediate family, including medical and dental benefits, during the twelve (12)-month period immediately following such termination, with the Executive’s cost being no greater than the cost applicable to the Executive had the Executive been an active, full-time employee of the Company during such period. The payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to this Section VIII(B) are in lieu of any payments, benefits or compensation the Executive may otherwise be entitled to receive pursuant to Section VIII(A).

C. Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary earned but unpaid as of the date of such termination will be paid to the Executive. Except as provided in this paragraph, the Company will have no further obligations to the Executive hereunder.

D. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i) “Change in Control” means a “Change in Control” as defined from time to time in the Company’s Amended and Restated 2004 Equity and Incentive Plan, as may be amended, or in any subsequent plan.

(ii) “Constructive Discharge” means: (a) any material failure of the Company to fulfill its obligations under this Agreement (including, without limitation, any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other element of compensation); (b) a material and adverse change to the Executive’s titles, positions, duties, scope of authority, and responsibilities to the Company (but specifically excluding the Executive no longer serving as a member of the Board due to failure to be re-elected thereto); or (c) the Company fails to cause this Agreement to be assumed by any successor to the business of the Company. The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the effectiveness of termination for Constructive Discharge.

(iii) “Guaranteed Payment Period” means the eighteen (18)-month period following the date of this Agreement.

(iv) “Monthly Base Salary” means, at any given time, the quotient obtained by dividing the Executive’s then-current Base Salary by twelve (12).

(v) “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

(vi) “Termination for Cause” means: (a) the Executive’s willful failure to substantially perform the Executive’s duties as an employee of the Company or any subsidiary thereof (other than any such failure resulting from incapacity due to physical or mental illness); (b) any act of fraud, misappropriation, embezzlement or similar conduct, in each case against the Company or any subsidiary; (c) any act of material dishonesty or similar conduct against the Company or any subsidiary; (d) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (e) the Executive’s gross negligence in the performance of the Executive’s duties; (f) the Executive makes (or has been found to have made) a false certification to the Company pertaining to its financial statements; or (g) if, in the sole determination of the Board, the Executive fails to perform the Executive’s duties in a competent manner and, after written notice from the Board to the Executive of the specific areas of performance that are in need of improvement, the Executive has not made such improvements, within sixty (60) days after receipt of such notice, to the reasonable satisfaction of the Board. The Company will provide the Executive a written notice which describes the circumstances being relied on for the termination with respect to this paragraph. With respect to each of subclauses (a), (b), (c), (d), (e) and (f) of this paragraph, the Executive will have ten (10) days after receipt of such notice to remedy such situation prior to the effectiveness of the Termination for Cause with respect thereto, unless the Company reasonably and in good faith determines that such situation is incurable. With respect to the situation described in subclause (g) of this paragraph, the effectiveness of the Termination for Cause with respect to such situation shall become effective immediately upon the end of the sixty (60) day period stated in such subclause (g), unless the Company reasonably and in good faith determines that such situation is incurable.

(vii) “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, disability, or Termination for Cause.

E. Conditions to Payment and Acceleration. All payments due to the Executive under this Section VIII shall be made subject to the terms of this Agreement; provided, however, that such payments, shall be subject to, and contingent upon, the execution by the Executive (or the Executive’s beneficiary or estate) of a release of any and all claims against the Company and its affiliates in such reasonable form agreed to by the Company and the Executive (which release will also require the Company to execute a release of claims against the Executive for any and all claims, but only including claims which the Company is then aware of, and specifically excluding claims relating to fraud, criminal matters, and accounting irregularities). The payments due to the Executive under this Section VIII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates and/or any other agreement or arrangement. Nothing herein shall be construed as limiting the Executive’s entitlement to any other vested accrued benefits to which the Executive (or the Executive’s estate if applicable) is then entitled under the Company’s applicable employee benefit plans, including, without limitation, any disability or death benefits which may become payable.

F. Resignation from the Board. The Executive agrees that, in connection with any termination, and as a condition to receiving any payments under this Section VIII, the Executive shall resign from all directorships and committees of the Board of the Company and its subsidiaries if so requested by the Board; provided, however, that following any such termination Executive may continue to serve as a member of the Board if the Executive continues to be re-nominated and re-elected thereto.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE

DURING AND AFTER THE PERIOD OF EMPLOYMENT

A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in the Executive’s possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. The foregoing shall not unreasonably interfere with the Executive’s duties to any successor employer.

B. The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not, during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of the Executive’s duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for the Executive’s own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use the Executive’s best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into the Executive’s possession, are confidential and will remain the property of the Company or its affiliates.

C. (i) During the Period of Employment and for the Post Termination Period thereafter (collectively, the “Restricted Period”), the Executive will not use the Executive’s status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to the Executive in the absence of the Executive’s relationship to the Company or any of its affiliates. For purposes of this Agreement, the “Post Termination Period” means a period of eighteen (18) months following the Executive’s termination of employment if, in connection with such termination, the Executive receives severance under Sections VIII(A) or VIII(B) of this Agreement, and the Post Termination Period means a period of one (1) year following the Executive’s termination in all other cases, irrespective of the cause, manner or time of such termination.

(ii) During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Company, will not engage in, or directly or indirectly (whether for compensation or otherwise), own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and agrees that the provisions in the foregoing sentence will operate throughout the United States.

(iii) During the Restricted Period, the Executive, without express prior written approval from the Company, will not solicit any then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.

(iv) During the Restricted Period, the Executive will not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor will the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

(v) For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than five percent (5%) of any class of equity interest in a publicly-held company and the term “affiliate” will include without limitation all subsidiaries and licensees of the Company.

D. The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

E. The period of time during which the provisions of this Section IX will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

F. The Executive agrees that the restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

SECTION X

INDEMNIFICATION

The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. If applicable, the Company will maintain D&O insurance for the Executive on a basis no less favorable than it maintains for other officers of the Company.

SECTION XI

MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates or by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

SECTION XII

EFFECT OF PRIOR AGREEMENTS

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior employment agreements, understandings and arrangements (oral or written) between the parties hereto.

SECTION XIII

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term “the Company” will mean the other corporation or entity and this Agreement will continue in full force and effect. In addition to the obligations imposed by law upon any successor to the Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive’s employment were to terminate in a Without Cause Termination provided in Sections VIII(A) or VIII(B) hereof, except that the date on which any such succession becomes effective shall be deemed the date of the Executive’s termination of employment.

SECTION XIV

MODIFICATION; WAIVER

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

SECTION XV

GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVI

ARBITRATION

A. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which the Company may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Parsippany, New Jersey, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C. Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D. The parties agree that this Section XVI has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVI will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVII

SURVIVAL

Sections VIII, IX, X, XI, XII, XIII, XV, XVI and XVIII will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XVIII

SECTION 409A COMPLIANCE

A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

B. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

C. Notwithstanding any provision in this Agreement to the contrary, if, at the time of the Executive’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, the Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section XVIII(C), then such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s separation from service with the Company. If the Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of the Executive’s death.

SECTION XIX

SEPARABILITY

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

JACKSON HEWITT TAX SERVICE INC.

By:	/s/ Peter N. Karpiak
Name: Title:	Peter N. Karpiak Senior Vice President, Human Resources & Corporate Services

/s/ Harry W. Buckley
HARRY W. BUCKLEY